Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES CLOSING OF

INITIAL PUBLIC OFFERING OF COMMON STOCK AND FULL

EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES

Columbus, Ohio, February 19, 2014. Installed Building Products, Inc. (the “Company” or “IBP”), announced today the closing of its initial public offering of 8,567,500 shares of its common stock, sold by the Company at a public offering price of $11.00 per share. This includes the exercise in full by the underwriters of their option to purchase up to 1,117,500 additional shares of common stock from the Company at the same price. Including the proceeds from the sale of these additional shares, the Company received total net proceeds of approximately $87.6 million from the offering, after deducting the underwriting discount, but before deducting estimated offering expenses.

Deutsche Bank Securities and UBS Investment Bank acted as joint bookrunners of the offering. Zelman Partners LLC acted as lead manager and BB&T Capital Markets, KeyBanc Capital Markets and SunTrust Robinson Humphrey acted as co-managers for the offering. Moelis & Company LLC acted as financial advisor to IBP.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 12, 2014. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus. Copies of the final prospectus can be obtained from:

Deutsche Bank Securities	UBS Investment Bank
Attention: Prospectus Group	Attention: Prospectus Department
60 Wall Street	299 Park Avenue
New York, NY 10005-2836	New York, NY 10171
Email: prospectus.cpdg@db.com	Phone: (888) 827-7275
Phone: (800) 503-4611

About Installed Building Products

IBP, headquartered in Columbus, Ohio, is the second largest new residential insulation installer in the United States based on its internal estimates and an installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company serves the new single-family residential, new multi-family, repair and remodel and commercial building end markets.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net

Media:

Phil Denning / Jason Chudoba

203-682-8246 / 646-277-1249

Phil.denning@icrinc.com / Jason.chudoba@icrinc.com